Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into on July 2, 2014 (the “Effective Date”) by and between Bazaarvoice, Inc., a Delaware corporation (“Bazaarvoice”), and Wavetable Labs, Inc., a Delaware corporation (“Wavetable”). Bazaarvoice and Wavetable are sometimes referred to in this Agreement individually as a “Party” or together as the “Parties.” Capitalized terms not otherwise defined in this Agreement have the meaning set forth in the Merger Agreement (as defined below).

Recitals

A. Pursuant to that certain Amended and Restated Agreement and Plan of Merger dated June 25, 2014 (as the same may hereafter be amended or modified, the “Merger Agreement”) by and among Bazaarvoice and Wavetable Labs, LLC, a Delaware limited liability company (“Wavetable LLC”), among others, Wavetable LLC intends to acquire Bazaarvoice’s subsidiary, PowerReviews, LLC (“PowerReviews”).

B. Prior to the Closing Date, Wavetable LLC converted from a Delaware limited liability company into Wavetable, a Delaware corporation.

C. Effective as of the Closing Date, Bazaarvoice desires to provide to Wavetable, and Wavetable desires to receive from Bazaarvoice, certain services on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

Transition Services

1.1 Services. Subject to the terms and conditions set forth in this Agreement, Bazaarvoice will perform for Wavetable the professional, technical, or other services (the “Services”) described in this Agreement, including in each Statement of Work attached hereto (each, an “SOW”) in connection with the Business. “Business” means the business of PowerReviews as such business was conducted by Bazaarvoice and its Affiliates prior and up to the Closing Date.

1.2 Additional Resources. Except as otherwise provided in this Agreement, in providing the Services, Bazaarvoice is not obligated to: (a) maintain the employment of any specific employee; (b) purchase, lease or license any additional equipment or software; (c) amend agreements or other arrangements with third parties to make available functionality or features that such third parties are not providing to Bazaarvoice in connection with the Business as of the Closing Date or during the 3-month period prior to the Closing Date; or (d) pay any costs related to the transfer or conversion of the Business to Wavetable. Subject to Section 2.3 (Payment Terms), Article 4 (Term; Termination) and Section 7.5 (Force Majeure), (i) in connection with the Services, Bazaarvoice will use commercially reasonable efforts to maintain the provision of third party technical services provided to Wavetable hereunder and, (ii) if Bazaarvoice is unable to so do, Bazaarvoice shall continue to make such technical services available to Wavetable at Bazaarvoice’s cost (either directly or through an alternate provider of services substantially similar to the unavailable services).

1.3 Subcontractors. Subject to providing Wavetable prior written notification, Bazaarvoice may engage one or more Subcontractors to perform all or any portion of Bazaarvoice’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective of Wavetable as the terms of Article 5 (Confidentiality). As used in this Agreement, “Subcontractor” means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged by Bazaarvoice to perform Services under this Agreement. Bazaarvoice will not have any obligation to engage any Subcontractor to provide any Service. To the extent Wavetable reasonably determines that a Subcontractor is reasonably likely to cause Bazaarvoice to breach its obligations under this Agreement and, as a result, Wavetable requests that Bazaarvoice replace such Subcontractor, Bazaarvoice shall hold executive level meetings with Wavetable and the Subcontractor to attempt to promptly mitigate such breach and, if such breach cannot be mitigated, Bazaarvoice shall use reasonable efforts to secure a new Subcontractor that is reasonably acceptable to Wavetable. Notwithstanding Bazaarvoice’s use of Subcontractors, Bazaarvoice shall be and remain fully responsible and liable for fulfilling all of Bazaarvoice’s obligations under this Agreement and for all acts and omissions of its employees and agents.

Article 2

Compensation

2.1 Charges for Services. For performance of the Services, Wavetable will pay Bazaarvoice the compensation set forth in the applicable SOW (the “Fee Schedule”). The Parties will use good faith efforts to discuss and adjust pricing in any situation in which the actual cost for a Service is reasonably expected to vary materially from the estimated charge, if any, set forth on the applicable Fee Schedule for a particular Service.

2.2 Reimbursement of Expenses. During the Term, Wavetable will reimburse Bazaarvoice for reasonable out-of-pocket expenses incurred by Bazaarvoice during the course and within the scope of providing the Services as well as pay for or reimburse reasonable travel related expenses (including, without limitation, airfare, accommodation, transportation and meal expenses); provided, that, any such out-of-pocket or travel related expenses must be pre-approved in writing by Wavetable and conform to Bazaarvoice’s Expense Reimbursement Policy.

2.3 Payment Terms. Bazaarvoice will bill Wavetable for all charges pursuant to this Agreement on or about the 15th day of each month for Services provided and expenses incurred during the prior calendar month. Wavetable will pay Bazaarvoice for undisputed charges for Services provided under this Agreement within 30 days after receipt of an invoice therefor (and any amount disputed in good faith may be withheld by Wavetable), except to the extent such charges have been offset pursuant to Exhibit D. Late payments will bear interest at the lesser of 12% per annum or the maximum rate allowed by law. If Wavetable fails to pay the full amount of any invoice within 30 days of the relevant payment due date, such failure will be considered a material breach of this Agreement (except to the extent of any amounts reasonably disputed by Wavetable in good faith) and, subject to Section 4.2(c)(ii), Bazaarvoice may, without liability, suspend its obligations under this Agreement to provide any and all Services to Wavetable until such time as undisputed portions of such invoices have been paid in full; provided, that (a) Bazaarvoice has provided written notice (the “Payment Notice”) to Wavetable describing the payment default (including the amount owing) and indicating that Bazaarvoice intends to suspend the Services as of a date that is no less than 10 days from the date of Bazaarvoice’s delivery of the Payment Notice (the “Suspension Date”) and (b) Wavetable has not paid the amount owing to Bazaarvoice prior to the Suspension Date. Should Wavetable dispute any portion of any invoice, Wavetable will promptly notify Bazaarvoice in writing of the nature and basis of the dispute, will make good faith efforts to resolve the dispute and will promptly pay any previously disputed amount within 5 days of resolution of the dispute. Wavetable will not offset any amounts payable by it under this Agreement against any amounts owed to it by Bazaarvoice or any of Bazaarvoice’s Affiliates under this Agreement or under the Merger Agreement or any other agreement contemplated by, or entered into in connection with, the Merger Agreement.

2.4 Taxes. Wavetable is responsible for all taxes (including sales and use taxes), duties, fees and other charges imposed on the Services provided to Wavetable hereunder other than taxes based on Bazaarvoice’s net income, employment taxes in respect of Bazaarvoice’s employees, and for taxes on any property Bazaarvoice owns or leases. Wavetable will pay any additional amounts as are necessary to ensure that the net amounts received by Bazaarvoice after all such taxes, duties, fees and other charges (collectively, “taxes”) are paid are equal to the amounts that Bazaarvoice would have been entitled to in accordance with this Agreement as if the taxes did not exist, regardless of whether such taxes were included on the initial applicable invoice to Wavetable. The Parties shall use commercially reasonable efforts to minimize the amount of taxes imposed on Services provided under this Agreement and to cooperate in any audit, investigation or litigation regarding such taxes.

Article 3

General Obligations; Standard Of Care; Proprietary Rights

3.1 Performance.

(a) Bazaarvoice will maintain sufficient resources and personnel to perform its obligations under this Agreement.

(b) Bazaarvoice will use commercially reasonable efforts to provide the Services in accordance with all service levels set forth herein, and with Bazaarvoice’s applicable policies, procedures and practices in effect immediately before the Closing Date relating to or in connection with the Business, and will exercise not less than the same degree of care and skill as it generally exercises in performing similar services for itself.

3.2 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that they may mutually agree to changes from time to time in the manner by which Bazaarvoice performs the Services.

3.3 Good Faith Cooperation; Consents. The Parties will cooperate in order to facilitate the orderly transition of services and support relating to PowerReviews from Bazaarvoice to Wavetable and each Party will take reasonable efforts to enable such transition, including without limitation those activities set forth in the cut-over plan developed by the Parties. The Parties will use good faith efforts to cooperate with each other in all reasonable respects in all matters relating to the provision and receipt of Services. Such cooperation includes exchanging information and, where reasonably necessary to perform a Service, obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations under this Agreement (including, by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The reasonable and documented costs of obtaining such third party consents, licenses, sublicenses or approvals will be borne by Wavetable. The Parties will maintain in accordance with their respective standard document retention procedures, documentation supporting the information relevant to fee and cost calculations contained in this Agreement and cooperate in all reasonable respects with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

3.4 Alternatives. If Bazaarvoice is unable to provide any Service because of a failure by Wavetable to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 3.3 (Good Faith Cooperation; Consents), the Parties will negotiate in good faith in an effort to agree upon a reasonable alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, Bazaarvoice may suspend its obligation to perform that item of Services without liability or penalty. To the extent a mutually agreed upon alternative approach requires payment above and beyond that which is included in Bazaarvoice’s charge for the Service in question, Wavetable will be responsible for any such payment unless the Parties otherwise agree in writing.

3.5 Assistance from Wavetable. Wavetable will provide Bazaarvoice with access to its personnel, books and records to the extent Bazaarvoice reasonably determines is necessary for Bazaarvoice to perform the Services, subject to the terms of this Agreement. In particular, during the Term, Wavetable will furnish Bazaarvoice with information in its possession and control and such other reasonable assistance as Bazaarvoice reasonably determines is necessary to enable Bazaarvoice to perform the Services. If Wavetable’s failure to furnish such information and assistance renders Bazaarvoice unable to perform any item of Service without unreasonable difficulty, Bazaarvoice may suspend its obligation to perform that item of Service without liability or penalty to Bazaarvoice until Wavetable furnishes such information or assistance.

3.6 Proprietary Rights. In the event deliverables, materials, program materials, software, flowcharts, notes, outlines and the like, used, created, developed or provided to Wavetable by Bazaarvoice in connection with the Services (collectively the “Work Product”), as between Bazaarvoice and Wavetable, all intellectual property rights in the Work Product will be the sole property of Bazaarvoice, subject to the clauses below. Bazaarvoice and Wavetable acknowledge that any commercially available third party software tools and utilities or other technology or works of authorship (“Third Party Products”) that Bazaarvoice uses in connection with the Services shall not be deemed to be Work Product; provided, however, that any materials created or developed in connection with any Third Party Products by or on behalf of Bazaarvoice including without limitation all program materials, software, flowcharts, methodologies, formulas, processes or algorithms shall be deemed to be Work Product. Subject to Wavetable’s compliance with this Agreement, including all payment obligations, Bazaarvoice hereby grants to Wavetable a non-exclusive, worldwide license under Bazaarvoice’s rights in the Work Product to use the Work Product solely in connection with Wavetable’s use of the product of the Services. No other grants of licenses or rights to Wavetable will be implied from the provisions stated in this Agreement. Wavetable will not reverse engineer, decompile, or otherwise attempt to derive source code from any portions of the Work Product delivered in object code form.

Article 4

Term; Termination

4.1 Term. The term of this Agreement (the “Term”) will commence on the Closing Date and continue until the first anniversary of the Closing Date (the “Expiration Date”), unless earlier terminated as set forth in this Agreement.

4.2 Termination.

(a) Termination of an SOW for Convenience. Wavetable may terminate any SOW, or any specific Services under any SOW, for any reason or no reason at any time upon 30 calendar days’ prior written notice to Bazaarvoice (or, if mutually agreed by Wavetable and Bazaarvoice, for the number days less than 30 when Bazaarvoice is able to eliminate its costs for such Services); provided, however, that each SOW shall remain in effect until the earlier of (i) the date on which such SOW is terminated or (ii) the date on which all Services under such SOW have been terminated.

(b) Termination of the Agreement for Convenience. Wavetable may terminate this Agreement for any reason or for no reason at any time upon 30 calendar days’ prior written notice to Bazaarvoice.

(c) Termination for Breach.

(i) Either Party may terminate this Agreement in its entirety or with respect to a specific Service if the other Party materially breaches a provision of this Agreement or with regard to that particular Service, respectively and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach) within 60 days after being given written notice of the breach, provided that the terminating Party has complied with the provisions of Section 7.4 (Dispute Resolution) and provided that Bazaarvoice has no right to terminate this Agreement as a result of Wavetable’s failure to make payment if Wavetable is disputing in good faith its obligation to pay with respect to a default in payment provided that all undisputed amounts due have been paid. If any proceeding is commenced by or against either Party for the purpose of subjecting its assets to any law relating to bankruptcy or insolvency or for the appointment of a receiver for the business, property, affairs or revenues of such Party, or if such Party makes a general assignment of its assets for the benefit of creditors, then the other Party may, at its option without further notice to or demand of, in addition to all other rights and remedies provided at law or in equity, terminate this Agreement, effective immediately upon written notice to the other Party hereto, and all rights, privileges and licenses granted or created under this Agreement.

(ii) Notwithstanding anything else herein to the contrary, Bazaarvoice shall not suspend or terminate this Agreement prior to the Expiration Date without first notifying the Trustee and Wavetable in writing in accordance with Section 7.4 and receiving the written approval of the Court (as defined in Section 7.4) that it may suspend or terminate this Agreement.

4.3 Survival. In the event of any termination with respect to one or more, but less than all Services, this Agreement will continue in full force and effect with respect to any Services not subject to such termination in accordance with the terms of this Agreement. Section 4.2 (Termination), Article 5 (Confidentiality), Section 6.2 (Disclaimer), Section 6.3 (Limitation of Liability), Section 6.4 (Indemnity) (to the extent claims arise during the Term) and Article 7 (Miscellaneous) will survive termination or expiration of this Agreement, as will Article 2 (Compensation) with respect to fees and charges payable by Wavetable for Services rendered and expenses incurred through the date of such termination or expiration.

Article 5

Confidentiality

5.1 Definition. “Confidential Information” means any secret, confidential or proprietary information provided by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with this Agreement, whether provided in written, oral, graphic, video, computer or other form, or which is otherwise deemed to be “Confidential Information” by the terms of this Agreement and all other information that has not been made available by the Disclosing Party to the general public, including information that relates to or is (a) the existing or proposed research, development efforts, business, plans, products, services, finances, technology or affairs of the Disclosing Party or (b) third party confidential information entrusted to the Disclosing Party.

5.2 Exclusions. “Confidential Information” excludes information that (a) the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party’s part, in the public domain, (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) (and with respect to Bazaarvoice’s non-disclosure obligation, this clause (ii) exception shall not include information regarding PowerReviews that was confidential as of the date hereof) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by written records, (iii) hereafter furnished to the Receiving Party by a Third Party as a matter of right and without restriction on disclosure, (iv) furnished to others by the Disclosing Party without restriction on disclosure or (v) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, and (b) Bazaarvoice or Wavetable is permitted to use without a confidentiality restriction pursuant to the Merger Agreement.

5.3 Confidentiality Obligations. The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. Confidential Information may be disclosed only to employees, contractors or permitted assignees of the Receiving Party with a reasonable “need to know” who are instructed and under a duty not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth in this Agreement. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction, or in connection with the requirements of an initial public offering or securities filing; provided, however, that prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Confidential Information to the agency, (b) if legally permitted, immediately notify the Disclosing Party in writing of the agency’s order or request to disclose, and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality. Notwithstanding the foregoing or anything herein to the contrary, Wavetable shall not be subject to the provisions of this Section 5.3 or any restrictions on the use or Confidential Information to the extent exempt pursuant to (i) the Merger Agreement or any other agreement contemplated by, or entered into in connection with, the Merger Agreement or (ii) the DOJ Order (as defined below).

5.4 Survival of Confidentiality Obligations. The obligations of the Parties with respect to Confidential Information, as are set forth in this Article 5, shall remain in force and effect at all times during the Term and: (a) with respect to Confidential Information that constitutes a trade secret under applicable law, for so long as such trade secret status is maintained; and (b) with respect to Confidential Information that does not constitute a trade secret, for 5 years after termination or expiration of the Term of this Agreement.

Article 6

Warranties; Disclaimer; Limitation of Liability; Indemnity

6.1 Representations and Warranties. Bazaarvoice warrants, represents, and covenants that the Services shall be performed in a timely, workpersonlike, and professional manner by appropriately qualified, certified, skilled, and experienced personnel, in accordance with all applicable laws, regulations and industry standards, and shall meet all service levels set forth herein, including in the applicable SOW. In the event of a breach of the foregoing warranty, Wavetable will allow Bazaarvoice to reperform the Services promptly in a manner that conforms to the warranty.

6.2 Disclaimer. THE WARRANTY SET FORTH IN SECTION 6.1 CONSTITUTES AND EXPRESSES THE ENTIRE STATEMENT OF THE PARTIES WITH RESPECT TO WARRANTIES. BAZAARVOICE AND WAVETABLE DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO ANY SERVICE OR DELIVERABLE PROVIDED UNDER THIS AGREEMENT.

6.3 Limitation of Liability. EXCEPT FOR LIABILITY ARISING OUT OF BREACHES OF Article 5 (CONFIDENTIALITY), (i) NEITHER PARTY OR ITS SUBSIDIARIES OR OTHER AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR OTHER AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (ii) THE TOTAL COLLECTIVE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT (OTHER THAN WAVETABLE’S PAYMENT OBLIGATIONS) WILL NOT EXCEED (A) $10 MILLION FOR DAMAGES ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT, OR (B) $1 MILLION FOR DAMAGES ARISING OUT OF A CLAIM OTHER THAN A CLAIM ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT, IN EACH CASE, (A) AND (B) REGARDLESS OF WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, WARRANTY, EQUITY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

6.4 Indemnification.

(a) Defense. Bazaarvoice will, at its option and expense, defend Wavetable and its officers, directors and employees (“Indemnified Party”) from or settle any claim, proceeding, or suit (“Claim”) brought by a third party against the Indemnified Party with respect to any Claims of infringement or other violations of any other intellectual property rights of a third party relating to the Services and Bazaarvoice having an insufficient number of licenses for the users of such Services (other than use by any Indemnified Party outside the scope of the Services); provided, that: (i) Indemnified Party gives Bazaarvoice prompt written notice of the Claim (except that failure to promptly notify shall not relieve indemnification obligations of an Bazaarvoice except to the extent it is prejudiced thereby); (ii) Indemnified Party grants Bazaarvoice full and complete control over the defense and settlement of the Claim; and (iii) Indemnified Party provides assistance in connection with the defense and settlement of the Claim as Bazaarvoice may reasonably request. Indemnified Party will not defend or settle any Claim without Bazaarvoice’s prior written consent. Indemnified Party will have the right to participate in the defense of the Claim at its own expense and with counsel of its own choosing, but Bazaarvoice will have sole control over the defense and settlement of the Claim.

(b) Indemnity. Bazaarvoice will indemnify Indemnified Party from and pay (i) all damages, costs, and attorneys’ fees finally awarded against Indemnified Party in any Claim under Section 6.4(a); (ii) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by Indemnified Party in connection with the defense of a Claim under Section 6.4(a) (other than attorneys’ fees and costs incurred without Bazaarvoice’s consent after Bazaarvoice has accepted defense of the Claim); and, (iii) if any Claim arising under Section 6.4(a) is settled, all amounts to be paid to any third party in settlement of any the Claim (as agreed to by Bazaarvoice).

(c) Exception. Notwithstanding the preceding sections, the Indemnified Party will be entitled to employ counsel separate from counsel for Bazaarvoice and from any other party in such action, proceeding or investigation and to participate in the action, proceeding or investigation, and Bazaarvoice shall bear the reasonable fees and expenses of such separate counsel (and shall pay such fees and expenses as and when incurred), only if either (a) Bazaarvoice shall not have employed counsel to represent the Indemnified Party within a reasonable time after Bazaarvoice shall have received written notice of the institution of any such action, proceeding or investigation, or (b) Bazaarvoice shall authorize, in writing, the Indemnified Party to employ separate counsel at the expense of Bazaarvoice. In no event shall Bazaarvoice be obligated to hire more than one separate counsel for all Indemnified Parties.

Article 7

Miscellaneous

7.1 Entire Agreement. This Agreement (including all Exhibits referenced or attached to this Agreement) and the Merger Agreement (including all Exhibits referenced or attached to the Merger Agreement) and the other documents and instruments executed in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter of hereof and thereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

7.2 Relationship Between the Parties. The Parties are “independent contractors,” and nothing in this Agreement is intended and nothing will be construed to allow either Party to exercise control or direction over the manner or method by which the other Party performs its obligations under this Agreement; provided that the Services to be provided under this Agreement will be furnished in a manner consistent with the standards governing such Services and pursuant to the provisions of this Agreement. Each Party understands and agrees that (a) neither Party will withhold on behalf of the other Party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (b) all of such payments, withholdings and benefits, if any, are the sole responsibility of the Party incurring the liability, and (c) each Party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.

7.3 Governing Law. This Agreement will be construed in accordance with and all disputes under this Agreement will be governed by the laws of the State of Delaware, excluding its conflict of law rules that would result in the application of the laws of another jurisdiction and the United Nations Convention on Contracts for the International Sale of Goods. Except as otherwise set forth in Section 7.4 (Dispute Resolution), all claims brought by a Party under this Agreement are required to be brought and maintained in the state or federal courts in Wilmington, Delaware. Any and all counterclaims in any action must be brought in the same court in which the related proceeding was initiated in accordance with the foregoing provisions. The Parties agree that such courts will have exclusive jurisdiction and venue over all disputes between the Parties that are permitted to be brought in a court of law excluding those pursuant to Section 7.4 (Dispute Resolution) which will be brought in the jurisdiction chosen by the Trustee.

7.4 Dispute Resolution. All disputes arising in connection with this Agreement will be referred for resolution to the Trustee appointed pursuant to the Final Judgment entered pursuant to Case No. 13-cv-00133 WHO in the U.S. District Court for the Northern District of California, San Francisco Division (the “Court”), between United States of America and Bazaarvoice (the “DOJ Order”) to the extent required in the DOJ Order.

7.5 Force Majeure. If Bazaarvoice is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of a Force Majeure (such an excused failure or delay in performance is referred to in this Agreement as an “Impracticability”), then upon written notice to the Wavetable, the affected provisions or other requirements of this Agreement will be suspended during the period of Impracticability and Bazaarvoice will have no liability to Wavetable or any other Party in connection therewith. “Force Majeure” means any act of God or the public enemy, any strike or labor disturbance, accident, explosion, fire, storm, earthquake, flood, epidemic or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstance or event. Bazaarvoice may only implement this provision to the extent the Impracticability also affects the provision of its services similar to the Services to its clients, if applicable. Bazaarvoice will resume performance of the Services hereunder immediately upon conclusion of any condition or event causing a Force Majeure. Bazaarvoice’s sole responsibility to Wavetable in the event of Impracticability will be to use commercially reasonable efforts to perform any portion of the Services which are not Impracticable or to resume performing the Services which are or have become Impracticable as promptly as reasonably practicable in accordance with the terms and conditions of this Agreement, with the duration of such suspended Services tolling the Service time period remaining under the applicable SOW, unless otherwise agreed to by Bazaarvoice in writing.

7.6 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement will be in writing and will be deemed effectively given (a) if delivered personally, on the date of such delivery, (b) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (c) one business day after being deposited with a nationally recognized overnight courier service, charges prepaid, or (d) four days after being deposited in the U.S. mail, First Class, with postage prepaid, in each case addressed to the attention of the recipient of the other Party as follows:

If to Bazaarvoice:

Bazaarvoice, Inc.

3900 North Capital of Texas Highway, Suite 300

Austin, TX 78746

Attention: Chief Legal Officer

E-mail: bryan.barksdale@bazaarvoice.com

Facsimile: (512) 551-6001

with a copy (which will not constitute notice) to:

Paul R. Tobias

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

E-mail: ptobias@wsgr.com

Facsimile: (512) 338-5499

If to Wavetable:

PowerReviews, Inc.

440 North Wells

Suite 720

Chicago, IL 60654

Attn: Matt Moog

e-mail: matt@viewpoints.com

Fax: (            ) [            ]-[            ]

with a copy (which will not constitute notice) to:

Michael B. Gray

Neal Gerber & Eisenberg LLP

Two North LaSalle Street, Suite 1700

Chicago, IL 60602

E-mail: mgray@ngelaw.com

Fax: (312) 269-8086

Bazaarvoice and Wavetable may substitute a different address, e-mail or facsimile number, from time to time, if such substitute is provided to the intended notice Wavetable in writing by notice given in the manner provided in this Section.

7.7 Counterparts. This Agreement, any Exhibits hereto and the other documents referred to in this Agreement, may be executed in counterparts via facsimile or otherwise, each of which will be deemed to be an original but all of which will constitute one and the same agreement.

7.8 Binding Effect; Assignability. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as specifically provided to the contrary in this Agreement, neither Party may assign or otherwise transfer this Agreement or any rights or obligations under this Agreement (by operation of law or otherwise), without the prior written consent of the other Party, and any such assignment or transfer will be void. Notwithstanding the foregoing, a Party may assign this Agreement in its entirety (including all rights and obligations) to a third party successor to all or substantially all of the business of such Party to which this Agreement relates, whether by sale of stock or other equity interests, assets, merger, reorganization, or otherwise provided that the assigning Party remains obligated for performance of its obligations hereunder.

7.9 Severability. The Parties have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions in this Agreement be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance will be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision will be as narrowly construed as possible or, if necessary, deleted from this Agreement, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend this Agreement, to the extent possible consistent with its purposes, to conform to law.

7.10 Waiver of Breach. The waiver by either Party hereto of a breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision of this Agreement.

7.11 Amendment and Execution. This Agreement may be amended only if such amendment is set forth in a writing executed by both Parties. Any amendment, modification or extension of this Agreement may only be entered into with the approval of the Court. Any provision of this Agreement may be waived only if such waiver is set forth in a writing executed by the Party against whom enforcement is sought. No course of dealing between or among the Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights of obligations of any Person under or by reason of this Agreement. This Agreement and amendments hereto will be in writing and executed in multiple copies via facsimile or otherwise on behalf of Bazaarvoice and Wavetable by their respective duly authorized officers and representatives. Each multiple copy will be deemed an original, but all multiple copies together will constitute one and the same instrument.

7.12 Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

7.13 Descriptive Headings. The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined in such Exhibit will have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.

7.14 Additional Assurances. Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement will be self-operative and will not require further agreement by the Parties, except that at the request of either Party, the other Party will execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement. The additional acts required to be taken as provided in this Section will not include the performance of any additional services that are not expressly included in this Agreement, except to the extent certain services (including third party services) are (a) provided to the PowerReviews business as of the date hereof, and (b) unintentionally omitted from this Agreement or the SOWs by Wavetable, in which case the Parties will create or modify an SOW in good faith to make such services available to Wavetable during the remainder of the Term (or such shorter period as agreed) at their cost, subject to Section 7.11 (Amendment and Execution).

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IN WITNESS WHEREOF, each of the Parties has caused this Transition Services Agreement to be executed in duplicate originals by its duly authorized representatives.

BAZAARVOICE, INC.

By:	/s/ James Offerdahl
Name:	James Offerdahl
Title:	CFO

WAVETABLE LABS, INC.

By:	/s/ Matthew Moog
Name:	Matthew Moog
Title:	Chief Executive Officer

Exhibits

•	Exhibit A – SOW 1: Business Technology Services

•	Exhibit B – SOW 2: R&D Technology Services

•	Exhibit C – SOW 3: Content Integrity Services

•	Exhibit D – SOW 4: Revenue & Accounting Services

•	Exhibit E – SOW 5: EMEA Client Services

•	Exhibit F – SOW 6: Technical Success Management for U.S. Clients

•	Exhibit G – SOW 7: R&D and Product Management SME Services